Exhibit 99.39

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS SA Publicly held company CNPJ/MF No. 03.853.896/0001 - 40 (B3: MRFG3) SYNTHETIC VOTING MAP EXTRAORDINARY GENERAL MEETING INITIATED AND SUSPENDED ON JUNE 18, 2025, AND TO BE RESUMED AND CONCLUDED ON AUGUST 05, 2025 São Paulo, August 04 , 2025 – Marfrig Global Foods SA (“Marfrig” or “Company”), pursuant to Article 46 - B, sole paragraph, and Article 46 - C, item II, of the CVM Resolution No . 81 , of March 29 , 2022 , hereby discloses the consolidated synthetic remote voting map for the Extraordinary General Meeting to be held on August 04 , 2025 (“EGM”) . Tang David Vice President of Finance and DRI Marfrig Global Foods S.A. 1 IR CONTACTS Tel: (11) 3796 - 0000 www.marfrig.com.br/ri e - mail: ri@marfrig.com.br

ANNEX 2 IR CONTACTS Tel: (11) 3796 - 0000 www.marfrig.com.br/ri e - mail: ri@marfrig.com.br Deliberations of the Extraordinary General Meeting Deliberation Code Description of the Deliberation 1 Approval of the “Protocol and Justification for the Incorporation of Shares Issued by BRF S . A . by Marfrig Global Foods S . A . ”, entered into on May 15 , 2025 between the Company and BRF S . A . (“BRF”), which establishes the terms and conditions for the incorporation of all shares issued by BRF not held by Marfrig (“Merger of Shares” and “Protocol and Justification”, respectively), under the terms of the Management Proposal . 2 The approval of the Merger of Shares, the effectiveness of which will be subject to the verification (or waiver, as applicable) of the Condition (as defined in the Protocol and Justification) and the advent of the date on which the Merger of Shares will be considered consummated, as set out in the Protocol and Justification (“Closing Date”) and the terms of the Management Proposal . % of total shares Number of Shares Vote / Deliberation 7,95% 66.331.907 Approve 0,00% 350 Reject 0,03% 254.796 Abstain 7,95% 66.331.558 Approve 0,00% 459 Reject 0,03% 255.036 Abstain Approve 65.642.176 7,86% 3 Approval of the increase in the Companys share capital, the issuance of common shares issued by the Company, as well as the consequent amendment of the Companys bylaws (“Bylaws”), with delegation to the Companys board of directors of the powers to confirm the effective number of shares to be issued by the Company, in the event of adjustments to the Exchange Ratio (as defined in the Protocol and Justification), within the scope of the Merger of Shares, subject to the verification (or waiver, as the case may be) of the Condition and the advent of the Closing Date, under the terms of the Management Proposal . 0,08% 690.081 Reject 0,03% 254.796 Abstain

| | | | | |
|---|---|---|---|---|
| 4 | Ratification of the appointment of Apsis Consultoria Empresaria Ltda. as the appraisal company responsible for preparing the (a) appraisal report, at market value, of the shares issued by BRF to be incorporated by the Company, within the scope of the Merger of Shares ("Appraisal Report for Merger of Shares"); and (b) appraisal report containing the calculation of the exchange ratio of the shares held by the non-controlling shareholders of BRF, based on the net equity value of the shares of the Company and BRF, with both assets being appraised according to the same criteria and on the same date, at market prices, pursuant to article 264 of the Brazilian Corporations Law ("Appraisal Report 264"), under the terms of the Management Proposal. | Approve | 66.323.181 | 7,94% |
| | | Reject | 459 | 0,00% |
| | | Abstain | 263.413 | 0,03% |
| 5 | The approval of the Appraisal Report for Merger of Shares, under the terms of the | Approve | 66.323.233 | 7,94% |
| | | Reject | 459 | 0,00% |
| | | Abstain | 263.361 | 0,03% |
| 6 | The approval of the Appraisal Report 264, under the terms of the Management Proposal. | Approve | 66.322.978 | 7,94% |
| | | Reject | 459 | 0,00% |
| | | Abstain | 263.616 | 0,03% |
| 7 | The change of the Companys corporate name, with the consequent change of the Bylaws, subject to the advent of the Closing Date and the completion of the Merger of Shares, under the terms of the Management Proposal. | Approve | 66.330.442 | 7,95% |
| | | Reject | 1.455 | 0,00% |
| | | Abstain | 255.156 | 0,03% |
| 8 | Consolidation of the Bylaws, subject to the advent of the Closing Date and the completion of the Merger of Shares, under the terms of the Management Proposal. | Approve | 66.331.547 | 7,95% |
| | | Reject | 350 | 0,00% |
| | | Abstain | 255.156 | 0,03% |
| 9 | Authorization to the Companys management to perform all acts necessary to complete the Merger of Shares, under the terms of the Management Proposal. | Approve | 66.331.547 | 7,95% |
| | | Reject | 350 | 0,00% |
| | | Abstain | 255.156 | 0,03% |

3

IR CONTACTS
Tel: (11) 3796-0000 www.marfrig.com.br/ri e-mail: ri@marfrig.com.br

Av. das Nações Unidas, 14401 Torre Jequitibá, 27º andar Chácara Santo Antônio CEP 04730-090 São Paulo – SP. www.marfrigbeef.com